Exhibit 10.1

CONFORMED COPY

SHARE PURCHASE AGREEMENT

by and among

SUMITOMO HEAVY INDUSTRIES, LTD.,

AXCELIS TECHNOLOGIES, INC.

and

SEN CORPORATION, AN SHI AND AXCELIS COMPANY

Dated as of February 26, 2009

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

		Page
10.13	Severability	24
10.14	Currency	24
10.15	Principles of Construction	24

iii

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of the 26th day of February, 2009, by and among SUMITOMO HEAVY INDUSTRIES, LTD., a company organized as a kabushiki kaisha under the laws of Japan (“Purchaser”), Axcelis Technologies, Inc., a corporation incorporated under the laws of Delaware (“Seller”), and SEN CORPORATION, AN SHI AND AXCELIS COMPANY, a company organized as a kabushiki kaisha under the laws of Japan (the “Company”).  Certain capitalized terms used in this Agreement are defined in Article IX.

WHEREAS, the Company is a joint venture between Seller and Purchaser that licenses technology from Seller relating to the manufacture of specified ion implantation products and has exclusive rights to manufacture and sell these products in the territory of Japan;

WHEREAS, subject to the terms and conditions of this Agreement, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, six thousand (6,000) common shares of the Company (the “Shares”), which represent 50% of all the issued and outstanding common shares of the Company (the “Acquisition”);

WHEREAS, concurrently and in connection with the closing of the Acquisition, the Company and Seller will enter into the License Agreement (as defined herein), pursuant to which each of the Company and Seller will grant to one another certain of each such party’s intellectual property;

WHEREAS, concurrently and in connection with the closing of the Acquisition, Purchaser and Seller will terminate the joint venture relationship between the parties with respect to the Company, along with the Terminated Agreements (as defined herein), pursuant to the Termination Agreement (as defined herein); and

WHEREAS, concurrently and in connection with the closing of the Acquisition, Purchaser, Seller and the Company will enter into the Cross-Release (as defined herein), pursuant to which each of the parties will fully and completely settle, waive, release and relinquish any and all claims and rights that such party has or may have had against another party.

NOW, THEREFORE, in consideration of the premises and mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE; CLOSING

1.1          Purchase of Shares.  Subject to the terms and conditions of this Agreement, Seller shall sell, transfer, convey, assign and deliver to Purchaser, free and clear of all Encumbrances of every kind, nature and descriptions, and Purchaser shall purchase from Seller, all but not less than all of Seller’s right, title and interest in, to and under the Shares.

1.2          Purchase Price and Method of Payment.  Subject to the terms and conditions of this Agreement, as consideration for (x) the sale, transfer, conveyance, assignment and delivery to Purchaser of the Shares and (y) the obligations assumed by Seller and the rights received by the Company pursuant to the License Agreement, Purchaser and the Company shall pay, as applicable, the following to Seller (the sum of clauses (a), (b) and (c) below, the “Purchase Price”):

(a)           the amount set forth on Schedule 1.2(a), as such schedule may be updated by Seller to reflect amounts outstanding as of the Closing Date, shall be paid by Purchaser to U.S. Bank, National Association by wire transfer of immediately available funds denominated in Japanese Yen and converted to and paid in U.S. Dollars at the applicable exchange rate communicated (in writing, by electronic communication or orally) to Purchaser by U.S. Bank, National Association for the purchase of Japanese Yen using U.S. Dollars as of the Closing Date to an account previously designated in writing by U.S. Bank, National Association; provided, however that Schedule 1.2 as updated shall be acceptable to Purchaser in its sole and absolute discretion;

(b)           the amount set forth on Schedule 1.2(b), as such schedule may be updated by the mutual agreement of Purchaser and the Company at any time prior to the Closing Date, in consideration for the obligations assumed by Seller and the rights received by the Company pursuant to the License Agreement, shall be paid by the Company to Seller by wire transfer of immediately available funds denominated in Japanese Yen to an account previously designated in writing by Seller; and

(c)           an amount equal to the remainder of (x) Thirteen Billion Japanese Yen (¥13,000,000,000) less (y) the sum of the amount paid in Japanese Yen pursuant to Section 1.2(a) and Section 1.2(b) above, shall be paid by Purchaser to Seller by wire transfer of immediately available funds denominated in Japanese Yen to an account previously designated in writing by Seller.

1.3          Closing.  The closing of the Acquisition (the “Closing”) shall occur at the offices of Morrison & Foerster LLP, Shin-Marunouchi Building, 29th Floor, 5-1, Marunouchi 1-chome, Chiyodaku, Tokyo 100-6529, Japan, at 10:00 a.m. Tokyo time, on the later of (i) the second Business Day following the satisfaction or waiver of the conditions set forth in Article VI or (ii) March 31, 2009, or at such other date, time or place as the parties may agree (the “Closing Date”).

ARTICLE II
CLOSING DELIVERABLES

2.1          Seller’s Deliverables at Closing.  On the Closing Date, Seller shall deliver the following items to Purchaser:

(a)           an executed certificate of an officer of Seller: (A) attaching all necessary authorizing resolutions evidencing approval of the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, which resolutions shall be in full force and effect at the time of the Closing, (B) attaching the articles of incorporation and by-laws of Seller, which shall be in full force and effect at the time of the Closing, and (C) certifying the incumbency and true signatures of the officers of Seller executing this Agreement or any Ancillary Agreement to which it is a party on behalf of Seller;

(b)           a payoff letter evidencing the termination of any and all outstanding debt (including all principal, interest and penalties thereon) of Seller owed pursuant to that certain Indenture dated as of May 2, 2006, by and between Seller and U.S. Bank National Association, as trustee, in form and substance reasonably satisfactory to Purchaser;

(c)           a counterpart of the License Agreement duly executed by Seller;

(d)           a certificate, dated as of the Closing Date, in form and substance satisfactory to Purchaser, signed by each of the Chief Executive Officer and Chief Financial Officer of Seller, in substantially the form exchanged between Purchaser and Seller on the date of this Agreement;

(e)           a counterpart of the Termination Agreement duly executed by Seller;

(f)            a counterpart of the Cross-Release duly executed by Seller;

(g)           a consent executed and delivered to Seller by Silicon Valley Bank, in substantially the form exchanged among the parties to this Agreement on the date of this Agreement; and

(h)           a counterpart of the Request to Reflect Change of Stock Ownership on Shareholder List, substantially in the form exchanged among the parties to this Agreement on the date of this Agreement (the “Change Request”), duly executed by Seller.

2.2          Purchaser’s Deliverables at Closing.  On the Closing Date, Purchaser shall deliver the following items:

(a)           an executed certificate of an officer of Purchaser: (A) attaching all necessary authorizing resolutions evidencing approval of the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, which resolutions shall be in full force and effect at the time of the Closing, (B) attaching the articles of incorporation of Purchaser or similar organizational documents of Purchaser, which shall be in full force and effect at the time of the Closing, and (C) certifying the incumbency and true signatures of the officers of Purchaser executing this Agreement or any Ancillary Agreement to which it is a party on behalf of Purchaser;

(b)           the Purchase Price in accordance with Section 1.2;

(c)           a counterpart of the Termination Agreement duly executed by Purchaser;

(d)           a counterpart of the Cross-Release duly executed by Purchaser; and

(e)           a counterpart of the Change Request, duly executed by Purchaser.

2.3          The Company’s Deliverables at Closing.  On the Closing Date, the Company shall deliver the following items:

(a)           an amount equal to Thirty Six Million, Eight Hundred Seventy Four Thousand, Six Hundred Forty Eight Japanese Yen (¥36,874,648) shall be paid by the Company to Seller by wire transfer of immediately available funds denominated in Japanese Yen to an account previously designated in writing by Seller as Royalty and Commission Payments for the period from October 1, 2008 through January 31, 2009;

(b)           an executed certificate of an officer of the Company: (A) attaching all necessary authorizing resolutions evidencing approval of the transfer of the Shares from Seller to Purchaser and the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, which resolutions shall be in full force and effect at the time of the Closing, (B) attaching the articles of incorporation and by-laws of the Company or similar organizational documents, which shall be in full force and effect at the time of the Closing, and (C) certifying the incumbency and true signatures of the officers of the Company executing this Agreement or any Ancillary Agreement to which it is a party on behalf of the Company;

(c)           a counterpart of the License Agreement duly executed by the Company;

(d)           a counterpart of the Termination Agreement duly executed by the Company; and

(e)           a counterpart of the Cross-Release duly executed by the Company.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser the following on the date hereof and again on the Closing Date, except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”) (which will be arranged in paragraphs corresponding to the numbered paragraphs contained in this Article III, provided that any matter disclosed therein shall be deemed disclosed for other sections of the Disclosure Schedule to the extent that it is reasonably apparent from a reading of such disclosure item that it would also qualify or apply to such other sections):

3.1          Due Incorporation; Good Standing; Qualification.  Seller is a Delaware corporation, duly organized, validly existing and in good standing under the laws of Delaware, with all requisite power and authority to own, lease and operate its assets and to carry on its business as currently conducted.  Seller is duly qualified to do business and in good standing in each other jurisdiction where the nature of its business or ownership of its assets requires it to be so qualified, except where a failure to be so qualified or in good standing would not result in a Material Adverse Effect.

3.2          Due Authorization; No Conflict; Consents.  Seller has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by Seller have been duly authorized by all necessary action on the part of Seller, including the approval of Seller’s board of directors.

This Agreement has been duly and validly executed and delivered by Seller, and constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms.  Subject to compliance with applicable regulatory requirements, the execution, delivery and performance by Seller of this Agreement and all other instruments, agreements, certificates and documents contemplated hereby:  (a) do not, and will not, violate or conflict with any provision of the articles of incorporation or by-laws of Seller; (b) do not, and will not, violate or constitute a default under any Law or any Contract to which Seller is a party, or by which any of Seller’s assets are bound; and (c) will not result in the creation of any Encumbrance upon Seller’s assets or permit the acceleration of the maturity of any indebtedness secured by any of Seller’s assets.  No notice to, filing with, authorization of, exemption by or consent of any Person is required in order for Seller to consummate the transactions contemplated hereby, except as shall have been obtained on or prior to the Closing Date.

3.3          Capital Stock.  Seller is the owner, beneficially and of record, of all of the Shares and has no other equity interests in the Company other than the Shares and has no right to acquire any equity interests in the Company.  At the Closing, none of the Shares will be subject to any liens or restrictions on transfer, other than restrictions imposed by applicable securities laws and, upon the transfer of the Shares to Purchaser, Purchaser will obtain good and marketable title to such securities, free and clear of all liens, claims and encumbrances of any kind.  On the Closing Date, there will be no authorized or outstanding option, subscription, warrant, call, right, commitment or other agreement obligating Seller to issue or transfer any of the Shares or any securities convertible into or exercisable for any of the Shares.  Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the Shares.

3.4          Litigation.  There is no Proceeding pending or, to Seller’s Knowledge, threatened against Seller which may affect Seller’s ability to perform its obligations under this Agreement or the Ancillary Agreements to which it is a party.  To Seller’s Knowledge, Seller is not named in any order, judgment, decree, stipulation or consent of or with any Governmental Authority that affects or may affect the transactions contemplated by this Agreement.

3.5          Purchase Price/Solvency/No Fraudulent Conveyance.

(a)           Seller is not entering into this Agreement or the Ancillary Agreements with the intent to hinder, delay or defraud any Person to which Seller is, or may become, indebted.  The Purchase Price is not less than the reasonably equivalent value or fair market value of (i) the Shares and (ii) the obligations of Seller under the Ancillary Agreements.

(b)           Immediately after giving effect to the transactions contemplated by this Agreement and the Ancillary Agreements:

(i)                                     the fair value of the property of Seller will exceed the amount of Seller’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; and

(ii)                                  the present fair saleable value of the property of Seller will not be less than the amount that will be required to pay the probable liability of Seller on its debts as they become absolute and matured.

(c)           Immediately after giving effect to the transactions contemplated by this Agreement and the Ancillary Agreements and based on the current forecasts, financial projections and business plan through the period ending March 31, 2010 prepared by management of Seller in good faith using reasonable assumptions:

(i)                                     Seller will be able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business;

(ii)                                  Seller does not intend to, and does not believe that it will, incur debts or liabilities beyond Seller’s ability to pay as such debts and liabilities mature; and

(iii)                               Seller is not currently engaged in any business or a transaction, and is not about to engage in any business or a transaction, for which Seller’s property would constitute unreasonably small capital.

3.6          Arm’s Length Negotiations.  (a) Before executing this Agreement, Seller has fully informed itself of the terms, contents, conditions, and effects of this Agreement; (b) Seller has relied solely and completely upon its own judgment in executing this Agreement; (c) Seller has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) Seller has acted voluntarily and of its own free will in executing this Agreement; (e) Seller is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm’s length negotiations conducted by and among the parties and their respective counsel in good faith.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Company and Seller, on the date hereof and again on the Closing Date, the following:

4.1          Due Incorporation; Good Standing; Qualification.  Purchaser is a company organized as a kabushiki kaisha under the laws of Japan, duly organized, validly existing and in good standing under the laws of Japan, with all requisite power and authority to own, lease and operate its assets and to carry on its business as currently conducted.  Purchaser is duly qualified to do business and in good standing in each other jurisdiction where the nature of its business or ownership of its assets requires it to be so qualified, except where failure to be so qualified or in good standing would not result in a Material Adverse Effect.

4.2          Due Authorization; No Conflict; Consents.  Purchaser has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all necessary action on the part of Purchaser, including the approval of Purchaser’s board of directors.  This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms.  Subject to compliance with applicable regulatory requirements, the execution, delivery and performance by Purchaser of this Agreement and all other instruments, agreements, certificates and documents contemplated hereby:  (a) do not, and will not, violate or conflict with any provision of the articles of incorporation of Purchaser; (b) do not, and will not, violate or constitute a default under any Law or any Contract to which Purchaser is a party, or by which any of Purchaser’s assets are  bound; and (c) will not result in the creation of an Encumbrance upon Purchaser’s assets or permit the acceleration of the maturity of any indebtedness secured by any of Purchaser’s assets.  No notice to, filing with, authorization of, exemption by or consent of any Person or entity is required for Purchaser to consummate the transactions contemplated hereby, except as shall have been obtained on or prior to the Closing Date.

4.3           Litigation.  There is no Proceeding pending or, to Purchaser’s Knowledge, threatened against Purchaser which may affect Purchaser’s ability to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.  To Purchaser’s Knowledge, Purchaser is not named in any order, judgment, decree, stipulation or consent of or with any Governmental Authority that affects or may affect the transactions contemplated by this Agreement.

ARTICLE V
COVENANTS

5.1           Certain Notifications by Seller.  From the date of this Agreement until the Closing, Seller shall promptly notify Purchaser in writing regarding any:

(a)           Fact, circumstance, event, or action by Seller (i) which, if known on the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement; or (ii) the existence, occurrence, or taking of which would result in any of the representations and warranties of Seller contained in this Agreement or in any Ancillary Agreement not being true and correct when made or at Closing; provided that such notice shall not operate to in any way modify or cure any breach of the representations and warranties made by Seller in this Agreement or any exhibits or schedules referred to herein or attached hereto;

(b)           Breach of any covenant or obligation of Seller hereunder; and

(c)           Circumstance or event which will result in, or could reasonably be expected to result in, the failure of Seller to timely satisfy any of the closing conditions specified in Article VI of this Agreement.

5.2           Certain Notifications by Purchaser.  From the date of this Agreement until the Closing, Purchaser shall promptly notify Seller in writing regarding any:

(d)           Fact, circumstance, event, or action by Purchaser (i) which, if known on the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement; or (ii) the existence, occurrence, or taking of which would result in any of the representations and warranties of Purchaser contained in this Agreement or in any Ancillary Agreement not being true and correct when made or at Closing; provided that such notice shall not operate to in any way modify or cure any breach of the representations and warranties made by Purchaser in this Agreement or any exhibits or schedules referred to herein or attached hereto;

(e)           Breach of any covenant or obligation of Purchaser hereunder; and

(f)            Circumstance or event which will result in, or could reasonably be expected to result in, the failure of Purchaser to timely satisfy any of the closing conditions specified in Article VI of this Agreement.

5.3           Updating the Disclosure Schedule.  From the date of this Agreement until the Closing, if any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.1 would require a change to the Disclosure Schedule, if the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Seller shall promptly deliver to Purchaser an update to the Disclosure Schedule specifying such change and shall use its best efforts to remedy same, as applicable; provided, however, that no such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by Seller in this Agreement or (ii) determining whether any of the conditions set forth in Article VI have been satisfied.

5.4           Confidentiality and Announcements.  From the date of this Agreement until the Closing Date, any public announcement or similar publicity with respect to this Agreement and the Acquisition will be issued at such time and in such manner as Purchaser and Seller shall jointly determine.  Seller and Purchaser shall use all reasonable efforts to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby, unless otherwise required by Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, in which case the party required to issue such press release or public announcement shall allow the other party a reasonable opportunity to comment on such press release or public announcement in advance of such issuance to the extent practicable.

5.5           Consents; Commercially Reasonable Efforts.

(a)           Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, without limitation:  (i) the prompt preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such commercially reasonable actions as are necessary to obtain any requisite consents, orders, exemptions or waivers by any Governmental Authority or any other Person; and (ii) using commercially reasonable efforts to cause the satisfaction of all conditions to Closing.   Each party shall promptly consult with the others with respect to, provide any necessary information with respect to, and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Authority or any other Person or any other information supplied by such party to a Governmental Authority or any other Person in connection with this Agreement and the transactions contemplated hereby and thereby.

(b)           Each party hereto shall promptly inform the others of any communication from any Governmental Authority regarding the Acquisition.  If any party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

5.6           Further Assurances.  All deliveries, payments and other transactions and documents relating to the transactions contemplated herein shall be interdependent and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived in writing satisfaction or performance thereof as a condition precedent to Closing).  Seller shall, upon the request of Purchaser, in a timely manner on and after the Closing Date execute and deliver to Purchaser such other documents, releases, assignments and other instruments as may be reasonably required to effectuate completely the transfer and assignment to Purchaser of Seller’s rights to the Shares.

5.7           Compliance by the Company.  From the date of this Agreement until the Closing, Purchaser and Seller shall use their commercially reasonable efforts to cause the Company to comply with all of its obligations under this Agreement including, without limitation, the execution and delivery by the Company of the Cross-Release, the License Agreement and the Termination Agreement pursuant to Section 2.3 of this Agreement.  In addition, Purchaser and Seller shall use their commercially reasonable efforts to cause the Company’s Board of Directors to approve the transfer of the Shares from Seller to Purchaser at the Closing.

5.8           Use of Name.  The Company shall change its name within ninety (90) days after the Closing Date to a name that does not include the word “Axcelis”.  Seller hereby acknowledges and agrees that the Company may continue to use the names and/or marks “SEN” and “SEN Corporation” and/or any associated logos (collectively, the “SEN Marks”), and/or any name or mark that incorporates any of the SEN Marks, following the Closing.  Seller further acknowledges and agrees that Seller has no intellectual property or other proprietary rights with respect to the SEN Marks, and hereby disclaims any right, title and interest in the SEN Marks.

5.9           Payment of Royalties and Commissions.  After the Closing, the Company shall deliver to Seller by no later than April 30, 2009, an amount equal to the Royalty and Commission Payments for the period between February 1, 2009 and the Closing Date owed by the Company to Seller as determined in good faith by the Company and as set forth on the Company’s Royalty Statement, a form of which has been exchanged among the parties to this Agreement on the date of this Agreement, prepared on a basis consistent with all methods, practices and policies historically used by the Company in the preparation of such Royalty Statements.  The amount so determined by the Company shall be a conclusive determination absent manifest error or fraud, and provided that the total revenue reported by the Company in determining any royalties due to Seller under this Section 5.9 can be reconciled with the revenue reported by the Company on its statutory financial statements for the year ended March 31, 2009.  The payment of such amount shall be made by wire transfer of immediately available funds and shall constitute full and final satisfaction of any claims of Seller related to such Royalty and Commission Payments and shall be made conditional upon the release by Seller of the Company in connection with any claims related thereto.

5.10         Company Cooperation with Seller’s Post-Closing SEC and Tax Filings.  The Company hereby agrees to provide timely to Seller (i) the Company’s audited financial statements for the fiscal year ended March 31, 2009 for inclusion with Seller’s required public filings with the U.S. Securities and Exchange Commission to the extent the inclusion of such financial statements is required by Law and (ii) certain information reasonably requested by Seller in order for Seller to calculate the amount of its foreign tax credit under U.S. income tax laws for the period prior to the Closing Date.

5.11         Schedules to the License Agreement.  The parties agree to use commercially reasonable efforts and to negotiate in good faith to finalize on or prior to the Closing Date the License Agreement and any schedules or exhibits thereto.

5.12         Intellectual Property.  From the date of this Agreement and for so long as the License Agreement is effective:

(a)           Seller shall not agree to amend, restate or otherwise modify the SVB Loan Documents in a manner that materially or adversely affects the rights of the Company under this Agreement or the License Agreement;

(b)           in the event that Seller grants any security interest in any Seller IP (including but not limited to a grant to Silicon Valley Bank in connection with an increase or  extension of the Obligations (as defined in the SVB Loan Agreement)) (any such security interest, a “New Loan Document”):

(i)                                     any such New Loan Document shall contain the provisions as set forth in Exhibit A to this Agreement;

(ii)                                  the terms and conditions of each such New Loan Document shall not materially or adversely affect the rights of Purchaser under this Agreement or the Company under this Agreement or the License Agreement; and

(iii)                               any of Seller’s subsidiaries or affiliates party to any such New Loan Document which, at such time, may own any of the Seller IP subject to the License Agreement, shall agree to acknowledge and agree to the terms and provisions of this Section 5.12;

(c)           Seller shall provide to the Company and Purchaser written notice within at least three (3) Business Days’ after the occurrence of either (i) the execution by Seller, or any of its subsidiaries, of any New Loan Document which grants a security interest in the Seller IP subject to the License Agreement, or (ii) Seller’s receipt or delivery of any notice of default, event of default or acceleration pursuant to the SVB Loan Documents or any New Loan Document accompanied with a copy of such notice of default, event of default or acceleration; provided that, so long as Seller is subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), such notices required under clauses (i) and (ii) above shall be provided concurrent with disclosure materials filed with the U.S. Securities and Exchange Commission or pursuant to the Exchange Act; and

(d)           each of Seller and any subsidiary or affiliate of Seller that is a party to the SVB Loan Agreement or any New Loan Document hereby authorizes the Company, or its designees, to file or record at any time and from time to time any financing statements or notice filings, at any governmental or similar offices (including without limitation any international filings and with the U.S. Copyright Office or U.S. Patent and Trademark Office), regarding its rights in and to the Seller IP granted under the License Agreement.

Notwithstanding the foregoing, with respect to Seller IP consisting of Patents (as defined in the License Agreement), this obligation shall terminate on the twenty-first anniversary of the Closing Date.

ARTICLE VI
CONDITIONS TO CLOSING

6.1           Conditions to Purchaser’s Obligation to Consummate the Acquisition.  The obligation of Purchaser to consummate the Acquisition is subject to the satisfaction or waiver of the following:

(a)           Purchaser shall have received everything specified in Section 2.1 and Section 2.3;

(b)           The representations and warranties of Seller in this Agreement and the other certificates and documents contemplated hereby shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or by Material Adverse Effect, which representations shall be true and correct in all respects) as of the Closing Date, other than representations and warranties that speak of another specific date or time prior to the Closing Date (which need only be true and correct, to the extent set forth above, as of such date or time);

(c)           Seller shall have complied in all material respects with all of the covenants and obligations of it contained in this Agreement;

(d)           There shall not have been a Material Adverse Effect on the Company or Seller;

(e)           Purchaser shall have received a certificate executed by the Chief Executive Officer of Seller, dated the Closing Date, affirming the statements set forth in Sections 6.1(b) — (d) and (j);

(f)            All necessary consents of Governmental Authorities required for the consummation of the Acquisition and the other transactions contemplated by this Agreement, all of which are set forth on Schedule 6.1(f), shall have been obtained;

(g)           There shall not be in effect any Law of any Governmental Authority restraining, enjoining, materially delaying or otherwise prohibiting the consummation of the Acquisition and the other transactions contemplated hereby;

(h)           No action, suit, or proceeding by a third party shall have commenced and not been withdrawn before any court or quasi-judicial or administrative agency of any U.S. or foreign jurisdiction or before any arbitrator, in which action, suit or proceeding such third party has a reasonable likelihood of prevailing, and wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement and the Ancillary Agreements or (B) cause any of the transactions contemplated by this Agreement or the Ancillary Agreements to be rescinded following consummation thereof (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(i)            Purchaser shall have received an opinion from an independent valuation firm mutually agreed upon by Purchaser and Seller dated as of the Closing Date, in form and substance reasonably satisfactory to Purchaser, opining that the Purchase Price represents the reasonably equivalent value of (i) the Shares and (ii) the obligations of Seller under the Ancillary Agreements;

(j)            As of March 31, 2009, after giving effect to the transactions contemplated by this Agreement and the Ancillary Agreements, Seller shall have met each of the financial metrics set forth in the Financial Metrics Schedule;

(k)           Purchaser shall have received from Seller, on or prior to March 16, 2009, copies, certified by an officer of Seller, of Seller’s (A) most recent pro forma balance sheet at March 31, 2009, (B) most recent pro forma projected income statement at March 31, 2009, and (C) most recent business plan (forecasts) for each of the four quarters ending on June 30, 2009, September 30, 2009, December 31, 2009, and March 31, 2010 developed by management of Seller; and

(l)            On or prior to the Closing Date, the parties shall have completed and agreed upon (having negotiated in good faith pursuant to Section 5.11) the License Agreement and any schedules or exhibits thereto.

6.2           Conditions to Seller’s Obligation to Consummate the Acquisition.  The obligation of Seller to consummate the Acquisition is subject to the satisfaction or waiver of the following:

(a)           Seller shall have received everything specified in Section 2.2 and Section 2.3;

(b)           The representations and warranties of Purchaser in this Agreement and the other certificates and documents contemplated hereby shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or by Material Adverse Effect, which representations shall be true and correct in all respects) as of the Closing Date, other than representations and warranties that speak of another specific date or time prior to the Closing Date (which need only be true and correct, to the extent set forth above, as of such date or time);

(c)           Purchaser shall have complied in all material respects with all of the covenants and obligations of it contained in this Agreement;

(d)           There shall not have been a Material Adverse Effect on Purchaser;

(e)           Seller shall have received a certificate from Purchaser executed by an officer of Purchaser, dated the Closing Date, affirming the statements set forth in Sections 6.2(b) - (d);

(f)            All necessary consents of Governmental Authorities required for the consummation of the Acquisition and the other transactions contemplated by this Agreement, all of which are set forth on Schedule 6.2(f), shall have been obtained;

(g)           There shall not be in effect any Law of any Governmental Authority restraining, enjoining, materially delaying or otherwise prohibiting the consummation of the Acquisition and the other transactions contemplated hereby; and

(h)           No action, suit, or proceeding by a third party shall have commenced and not been withdrawn before any court or quasi-judicial or administrative agency of any U.S. or foreign jurisdiction or before any arbitrator, in which action, suit or proceeding such third party has a reasonable likelihood of prevailing, and wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement and the Ancillary Agreements or (B) cause any of the transactions contemplated by this Agreement or the Ancillary Agreements to be rescinded following consummation thereof (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

ARTICLE VII
TERMINATION

7.1           Termination of Agreement.  This Agreement may be terminated prior to the Closing as follows:

(a)           by mutual written consent of the parties;

(b)           Seller may terminate this Agreement by giving written notice to Purchaser and the Company at any time prior to the Closing if: (i) Purchaser has breached any covenant, representation or warranty in any material respect contained in this Agreement and such breach has not been cured within twenty (20) calendar days following the delivery of notice of such breach (so long as Seller is not then in material breach of any covenant, representation or warranty contained in this Agreement); or (ii) if the Closing shall not have occurred on or before April 10, 2009 (the “Expiration Date”), by reason of the failure of any condition precedent under Section 6.2 hereof (unless the failure results primarily from Seller’s breach of any representation, warranty or covenant contained in this Agreement);

(c)           Purchaser may terminate this Agreement by giving written notice to Seller and the Company at any time prior to the Closing: (i) if Seller has breached any covenant, representation or warranty in any material respect contained in this Agreement and such breach has not been cured within twenty (20) calendar days following the delivery of notice of such breach (so long as Purchaser is not then in material breach of any covenant, representation or warranty contained in this Agreement); or (ii) if the Closing shall not have occurred on or before the Expiration Date, by reason of the failure of any condition precedent under Section 6.1 hereof (unless the failure results primarily from Purchaser’s breach of any representation, warranty or covenant contained in this Agreement); or

(d)           by any of the parties if there shall be in effect a final nonappealable judgment or order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall use commercially reasonable efforts to appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence).

7.2           Procedure Upon Termination.  In the event of termination and abandonment in accordance with Section 7.1, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the Acquisition shall be abandoned, without further action by the parties.

7.3           Effect of Termination.  In the event that this Agreement is validly terminated in accordance with Section 7.2, the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the parties; provided, that no such termination shall relieve any party hereto from liability for any willful breach of this Agreement; provided, further, that the obligations of the parties set forth in Section 5.4 (Confidentiality), and Article X (Miscellaneous) hereof shall survive any such termination and shall be enforceable hereunder.

ARTICLE VIII
SURVIVAL AND INDEMNIFICATION

8.1           Survival.  The representations and warranties of the parties contained in this Agreement or in any other certificate, report or other writing delivered pursuant hereto shall survive until eighteen (18) months following the Closing Date (the “Survival Date”); except that (i) those representations and warranties contained in Sections 3.1, 3.2, 3.3, 4.1 and 4.2 shall survive indefinitely and (ii) an expiration of the Survival Date shall not affect the rights of any indemnified party under this Article VIII or otherwise to seek recovery for indemnifiable Losses arising out of any fraud or intentional misrepresentation by any party.  The covenants and agreements of Purchaser and Seller contained herein shall survive and remain in full force and effect for the applicable period specified therein, or if no such period is specified, indefinitely.  Any claim for indemnification based upon a breach of any such representation, warranty or covenant and asserted prior to the Survival Date by written notice in accordance with Section 8.4 shall survive until final resolution of such claim.  The representations and warranties contained in this Agreement (and any right to indemnification for breach thereof) shall not be affected by any investigation, verification or examination by any party hereto or by any such party or by any such party’s knowledge of any facts with respect to the accuracy or inaccuracy of any such representation or warranty.

8.2           Indemnification by Seller.  In an aggregate amount not to exceed the Purchase Price, Seller will indemnify and hold harmless Purchaser and its directors, officers, agents, representatives, stockholders and employees, and each Person, if any, who controls or may control Purchaser within the meaning of the Securities Act (the “Purchaser Indemnified Parties”) against any Losses incurred or suffered by any Purchaser Indemnified Parties (as incurred) relating to or arising out of any of the following:

(a)           any breach of or inaccuracy in any representation or warranty made by Seller pursuant to this Agreement or any certificate, document, writing or instrument delivered by Seller pursuant to this Agreement; and

(b)           any material breach of or failure by Seller to perform any covenant or obligation of Seller set out in this Agreement.

8.3           Indemnification by Purchaser.  In an aggregate amount not to exceed the Purchase Price, Purchaser will indemnify and hold harmless Seller and its directors, officers, agents, representatives, stockholders and employees, and each Person, if any, who controls or may control Seller within the meaning of the Securities Act (the “Seller Indemnified Parties”) against any Losses incurred or suffered by any Seller Indemnified Parties (as incurred) relating to or arising out of any of the following:

(a)           any breach of or any inaccuracy in any representation or warranty made by Purchaser pursuant to this Agreement or any certificate, document, writing or instrument delivered by Purchaser pursuant to this Agreement; and

(b)           any material breach of or failure by Purchaser to perform any covenant or obligation of Purchaser set out in this Agreement.

8.4           Notice of Claims; Assumption of Defense.  The indemnified party shall give prompt notice to the indemnifying party, in accordance with the terms of Section 10.3, of the assertion of any claim, or the commencement of Proceeding in respect of which indemnity may be sought hereunder, specifying the basis therefor and giving the indemnifying party such information with respect thereto as the indemnifying party may reasonably request, to the extent known by the indemnified party (but the giving of such notice shall not be a condition precedent to indemnification hereunder, except to the extent that any failure to provide such notice materially prejudices the indemnifying party’s ability to contest any such Proceeding).  The indemnifying party may, at its own expense: (a) participate in; and (b) upon notice to the indemnified party and the indemnifying party’s written agreement that the indemnified party is entitled to indemnification pursuant to Section 8.2 or Section 8.3 for Losses arising out of such Proceeding, at any time during the course of any such Proceeding, assume the defense thereof; provided, that: (y) the indemnifying party’s counsel is reasonably satisfactory to the indemnified party; and (z) the indemnifying party shall thereafter consult with the indemnified party upon the indemnified party’s request for such consultation from time to time with respect to such Proceeding.  If the indemnifying party assumes such defense, the indemnified party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party.  Whether or not the indemnifying party chooses to defend or prosecute any such Proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.  In the event that the indemnifying party elects not to assume the defense of any such Proceeding, such election shall not relieve the indemnifying party of its obligations hereunder.

8.5           Settlement or Compromise.  No party shall settle or compromise any claim, suit, action or proceeding that implicates the provisions of this Article VIII without the prior written consent of the other party, which shall not be unreasonably withheld or delayed (it being understood that it shall not be unreasonable for the indemnified party to withhold its consent from any settlement which (i) commits the indemnified party to take, or forbear to take, any action, or (ii) does not provide for a complete release of the indemnified party by such third-party); provided, however, that the indemnifying party may make any settlement of any claims without the written consent of the other for any settlement that consists solely of monetary payment by the indemnifying party.  Any settlement or compromise made or caused to be made by the indemnified party or the indemnifying party, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 8.4 shall also be binding upon the indemnifying party or the indemnified party, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise.

ARTICLE IX
CERTAIN DEFINITIONS

9.1           Definitions.  The following terms, as used herein, have the following meanings:

(a)           “Acquisition” shall have the meaning set forth in the preamble.

(b)           “Affiliates” of any Person shall mean any other Person directly or indirectly controlling, controlled by or under common control with such Person.

(c)                                  “Agreement” shall have the meaning set forth in the preamble.

(d)                                 “Ancillary Agreements” shall mean the License Agreement, the Termination Agreement, and the Cross-Release.

(e)                                  “Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq.

(f)                                    “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Japan are authorized or required by law to close.

(g)                                 “Closing” shall have the meaning set forth in Section 1.3.

(h)                                 “Closing Date” shall have the meaning set forth in Section 1.3.

(i)                                     “Code” shall mean the US Internal Revenue Code of 1986, as amended.

(j)                                     “Company” shall have the meaning set forth in the preamble.

(k)                                  “Contract” shall mean any contract, lease, lease option, commitment, understanding sales order, purchase order, license, equipment lease, mortgage, note, bond or other agreement, whether written or oral, including any agreements for the purchase of goods, the provision of services, agreements with suppliers, security agreements, joint venture, partnership or similar agreements, advertising agreements, franchise agreements and broker or distributorship agreements.

(l)                                     “Corporate Name Agreements” shall mean those certain Name Agreements by and among Purchaser, Seller and the Company dated as of March 31, 2006 related to the use of the name “SHI” and “AXCELIS”.

(m)                               “Cross-Release” shall mean that certain Cross-Release to be entered into by and among the parties to this Agreement as of the Closing Date, substantially in the form exchanged among the parties to this Agreement on the date of this Agreement.

(n)                                 “Disclosure Schedule” shall have the meaning set forth in the introductory paragraph to Article III.

(o)                                 “Encumbrance” shall mean any encumbrance or restriction of any kind, including any pledge, security interest, lien, charge, mortgage, hypothecation, trust deed, easement, lease, finance lease, sublease, claim (including any contingent, unliquidated or disputed claim), right of way, covenant, option, condition, right of first refusal or restriction, however imposed.

(p)                                 “Exchange Act” shall have the meaning set forth in Section 5.12(c).

(q)                                 “Expiration Date” shall have the meaning set forth in Section 7.1(b).

(r)                                    “Export Sales Agreement” shall mean that certain Export Sales Agreement by and between Seller and the Company dated as of January 16, 1996.

(s)                                  “Financial Metrics Schedule” shall mean that certain schedule setting forth certain financial metrics of Seller exchanged between Purchaser and Seller on the date of this Agreement in accordance with Section 6.1(j) of this Agreement.

(t)                                    “Governmental Authority” shall mean any:  (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

(u)                                 “ICC” shall have the meaning set forth in Section 10.6(b).

(v)                                 “Knowledge” with respect to any Person shall mean the knowledge of the officers (including, without limitation, the General Counsel) and directors of such Person after due inquiry.

(w)                               “Law” shall mean any federal, state, local, foreign or other law, decree, statute, ordinance, regulation, rule, policy, guideline, ordinance, bylaw (zoning or otherwise), order, judgment, consent decree, permit, settlement agreement, judicial or administrative decision, injunction or requirement of any kind applicable to or binding on Purchaser, Seller, the Company or the Shares.

(x)                                   “License Agreement” shall mean that certain License Agreement to be entered into by and between the Company and Seller as of the Closing Date.

(y)                                 “Losses” shall mean all liabilities (including, without limitation, all Taxes), equitable remedies, losses, costs (including costs of settlement), fines, damages of any nature, judgments, penalties, diminution of value, or expenses (including reasonable attorneys’ fees and costs of litigation).

(z)                                   “Master License Agreement” shall mean that certain Master License Agreement by and between the Company and Seller dated as of January 16, 1996, as amended from time to time.

(aa)                            “Material Adverse Effect” shall mean with respect to any Person, any change, effect, event, occurrence, state of facts or development which, individually or in the aggregate (i) is or is reasonably likely to be materially adverse to the business, financial condition, properties, assets, liabilities (contingent or otherwise) or results of operations of such Person, taken as a whole, or (ii) would reasonably be expected to prevent or materially impede the consummation of such Person of the transactions contemplated by this Agreement.

(bb)                          “MOU” shall mean that certain Memorandum of Understanding by and between the Company and Seller dated as of June 1, 2001.

(cc)                            “New Loan Document” shall have the meaning set forth in Section 5.12.

(dd)                          “Person” shall mean any individual, corporation, partnership, limited liability company, association, trust, Governmental Authority or other entity or organization.

(ee)                            “Proceeding” means any action, litigation, suit, dispute, proceeding, claim, arbitration or investigation of any nature, civil, criminal, regulatory or otherwise before or by any Governmental Authority or otherwise.

(ff)                                “Purchase Price” shall have the meaning set forth in Section 1.2.

(gg)                          “Purchaser” shall have the meaning set forth in the preamble.

(hh)                          “Purchaser Indemnified Parties” shall have the meaning set forth in Section 8.2.

(ii)                                  “Royalty and Commission Payments” shall mean the amounts for which Seller is entitled to payment for the period from October 1, 2008 up to and including the Closing Date in respect of (i) accrued and unpaid royalties under the Master License Agreement and MOU and (ii) accrued and unpaid commissions under each of the Export Sales Agreement and the Sales Assistance Agreement.  For the avoidance of doubt, Royalty and Commission Payments shall not include any amounts for which Seller alleges that it is entitled to payment with respect to any accrued and unpaid royalties relating to any SHX product of the Company.

(jj)                                  “Sales Assistance Agreement” shall mean that certain Sales Assistance Agreement by and between Seller and the Company dated as of January 16, 1996.

(kk)                            “Securities Act” shall mean the Securities Act of 1933, as amended.

(ll)                                  “Seller” shall have the meaning set forth in the preamble.

(mm)                      “Seller Indemnified Parties” shall have the meaning set forth in Section 8.3.

(nn)                          “Seller IP” shall mean certain Patents and Technical Information (as those terms are defined in the License Agreement) owned or controlled by Seller and that are to be licensed by Seller to the Company pursuant to the License Agreement.

(oo)                          “SEN Marks” shall have the meaning set forth in Section 5.8.

(pp)                          “Shares” shall have the meaning set forth in the preamble.

(qq)                          “Survival Date” shall have the meaning set forth in Section 8.1.

(rr)                                “SVB Loan Agreement” means the Loan and Security Agreement, dated as of April 23, 2008, by and among Silicon Valley Bank, Seller, and Axcelis Technologies CCS Corporation, as amended, restated, supplemented or modified from time to time.

(ss)                            “SVB Loan Documents” means the SVB Loan Agreement and any other pledge agreements, security agreements, any guaranties or any other documents executed in connection with the SVB Loan Agreement.

(tt)                                “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, value added taxes and other obligations of the same or of a similar nature to any of the foregoing.

(uu)                          “Terminated Agreements” shall mean any and all Contracts by and between or among Purchaser and/or the Company and Seller, including but not limited to that certain (i) Organization Agreement by and between Purchaser and Seller dated as of December 3, 1982, (ii) Master License Agreement, (iii) Export Sales Agreement, (iv) Sales Assistance Agreement, (v) Taiwan Sales and Service Agreement by and between the Company and Seller dated as of April 26, 1999, (vi) Trademark License Agreement by and between the Company and Seller dated as of June 30, 2000, (vii) MOU, (viii) Corporate Name Agreements, and (ix)  Memorandum of Understanding by and between Purchaser and Seller dated as of June 6, 2007.  Notwithstanding the foregoing, the Terminated Agreements shall not include (a) this Agreement, the Ancillary Agreements, and any Contracts contemplated to be entered into under such agreements, and (b) the Mutual Non-Disclosure Agreement between Seller and Purchaser, dated February 16, 2009 and the letter agreement between Purchaser, Seller, and TPG Capital, L.P., dated June 5, 2008.

(vv)                          “Termination Agreement” shall mean that certain Termination of Agreement to be entered into by and among the parties to this Agreement as of the Closing Date, substantially in the form exchanged among the parties to this Agreement on the date of this Agreement.

ARTICLE X

MISCELLANEOUS

10.1                        Expenses.  Each party shall bear all expenses incurred by each such party in connection with the negotiations among the parties, and the authorization, preparation, execution and performance of this Agreement and the transactions contemplated hereby.

10.2                        Amendment; Waivers.  This Agreement may not be amended, modified or supplemented unless such amendment is in writing and duly executed by the parties.  No approval, consent or waiver will be enforceable unless signed by the granting party.  Failure to insist on strict performance or to exercise a right when entitled does not prevent a party from doing so later for that breach or a future one.

10.3                        Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given: (i) if personally delivered, when so delivered; (ii) if mailed by registered or certified U.S. mail (airmail, if international), return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, when received; (iii) if given by telecopier, once such notice or other communication is transmitted to the telecopier number specified below, provided that:  (A) the sending telecopier generates a transmission report showing successful completion of such transaction; and (B) such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (ii) above or sent by internationally-recognized overnight delivery service in accordance with the provisions of clause (iv) below, and provided, further, that if such telecopy is sent after 5:00 p.m. local time at the location of the receiving telecopier, or is sent on a day other than a Business Day, such notice or communication shall be deemed given as of 9:00 a.m. local time at such location on the next succeeding Business Day; or (iv) if sent through an internationally-recognized overnight delivery service that guarantees next day delivery, two Business Days following its delivery to such service in time for next day delivery when sent from the United States to Japan and one Business Day following delivery to such service in time for next day delivery in all other cases.

If to Seller, to:	If to Purchaser, to:

Axcelis Technologies, Inc.	Sumitomo Heavy Industries, Ltd.
108 Cherry Hill Drive	ThinkPark Tower
Beverly, Massachusetts 01915	1-1 Osaki 2-chome
Attn: Chief Executive Officer	Shinigawa-ku
Facsimile: (978) 787-4090	Tokyo 141-6025, Japan
Attn: Yukio Kinoshita, Senior Executive
Copy (which shall not constitute notice) to:	Vice President
Facsimile: 81-3-6866-5111
Jones Day LLP
901 Lakeside Avenue	Copy (which shall not constitute notice) to:
Cleveland, Ohio 44114
Attn: William H. Coquillette	Morrison & Foerster LLP
Facsimile: (216) 579-0212	425 Market Street
San Francisco, California 94105
If to the Company, to:	Attn: Robert S. Townsend
Facsimile: (415) 268-7522
SEN Corporation, an SHI and Axcelis
Company
SBS Tower 9F
4-10-1 Yoga, Setagaya-ku
Tokyo 158-0097, Japan
Attn: Yoshitomo Hidaka,
Representative Director and President

Facsimile: 81-3-5491-7804

Copy (which shall not constitute notice) to:

Nagashima Ohno & Tsunematsu
Kioicho Building
3-12 Kioicho, Chiyoda-ku
Tokyo 102-0094, Japan
Attn: Ryuji Sakai
Facsimile: 81-3-5213-7800

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

10.4                        Counterparts.  This Agreement may be executed simultaneously in counterparts (including by way of electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.5                        Headings.  The headings preceding the text of Articles and Sections of this Agreement are for reference only and shall not be deemed part of this Agreement.

10.6                        Applicable Law; Arbitration.

(a)                                  This Agreement shall be construed in accordance with, and governed in all respects by, the substantive laws of the State of New York (without giving effect to principles of conflicts of laws that would result in the application of the laws of a jurisdiction other than the State of New York).  This Agreement shall not be governed by the U.N. Convention on Contracts for the International Sale of Goods, the application of which is expressly excluded.

(b)                                 All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) by three arbitrators. Two arbitrators shall be selected by the respective parties, one by the claimant(s) and one by the respondent(s); the third arbitrator shall be the chair and shall be appointed by the two party-appointed arbitrators or, if such two arbitrators fail to agree within thirty (30) days, by the ICC. The seat of the arbitration shall be Tokyo, Japan. The language of the arbitration shall be English, in which all of the arbitrators shall be proficient.  Judgment on the award rendered may be entered in any court having jurisdiction thereof.  Notwithstanding the foregoing, a party shall have the right to institute a legal action in a court of proper jurisdiction for injunctive relief and/or a decree for specific performance pending final settlement by arbitration in accordance with this provision.  Each of the parties to this Agreement acknowledges and agrees that it has entered into other agreements related to this Agreement (including the Termination Agreement, License Agreement and Cross-Release) with one or more of the other parties, and that, in response to a demand for arbitration under any one or more of such agreements, any party may raise, by way of counterclaim or cross-claim, any claims rising out of or in connection with any of such other agreements.

10.7                        Specific Performance; Injunctive Relief.  Each party recognizes and affirms that in the event of breach by it of the provisions of this Agreement, money damages would be inadequate and the other parties would have no adequate remedy at law.  Accordingly, each party agrees that the other parties shall, between the date hereof and the Closing Date, have the right, in addition to any other rights and remedies existing in its favor, to institute an action to enforce its rights and obligations under this Agreement not only by an action or actions for damages, but also by an action or actions for specific performance, injunction and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Agreement without the necessity of proving actual damages or posting bond pending final settlement by arbitration in accordance with Section 10.6.  The parties hereto agree that any and all actions or proceedings raised under any right pursuant to this Section 10.7 shall be brought in the courts of the State of New York, County of New York, including federal courts located therein, should federal jurisdiction requirements exist.  Each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

10.8                        Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; provided, however, that no assignment shall be made hereof without the prior written consent of the non-assigning parties.

10.9                        No Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties and their respective Affiliates and no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

10.10                 Entire Understanding.  This Agreement and the Ancillary Agreements set forth the entire agreement and understanding of the parties in respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof and is not intended to confer upon any other person any rights or remedies hereunder.  There have been no representations or statements, oral or written, that have been relied on by any party hereto, except those expressly set forth in this Agreement and the Ancillary Agreements.

10.11                 Construction.  The parties acknowledge and agree that each of them have participated in the drafting of this Agreement and that this Agreement has been reviewed by the respective legal counsel for such parties and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of this Agreement.  No inference in favor of, or against, any party shall be drawn from the fact that one party has drafted any portion of this Agreement.

10.12                 Schedules.  The parties hereto are exchanging copies of all Schedules referred to in this Agreement, which Schedules are hereby made a part hereof and incorporated herein by reference.  All such Schedules shall be read as of the Closing Date or, as to any of the Schedules bearing a particular date, as of such other date specified therein.  The Schedules referred to in this Agreement and other related instruments or documents may be incorporated herein and made a part hereof without being attached hereto.

10.13                 Severability.  Whenever possible each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, or determined to be void or unenforceable for any reason, then such provision or term shall be ineffective only to the extent of such prohibition, invalidity or unenforceability, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement, and the prohibited, invalid or unenforceable provision shall be modified to the minimum extent necessary to make it permissible, valid and enforceable, unless the result of any such invalidity or unenforceability shall be to cause a material failure of consideration to the party seeking to sustain the validity or enforceability of the subject provision.

10.14                 Currency.  As used in this Agreement, the symbol U.S. $ or $ shall refer to United States Dollars; and the symbol ¥ or JPY shall refer to Japanese Yen.  Payments of designated amounts shall be made in the currency specified by the relevant provision of this Agreement.

10.15                 Principles of Construction.  In this Agreement and all other attached exhibits, annexes and schedules to this Agreement, unless otherwise expressly indicated or required by the context:

(a)                                  reference to and the definition of any document or agreement shall be deemed a reference to such document or agreement as it may be amended, supplemented, revised, or modified, in writing, from time to time but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement;

(b)                                 defined terms in the singular shall include the plural and vice versa, and the masculine, feminine or neuter gender shall include all genders;

(c)                                  the words “including” or “includes” shall be deemed to mean “including without limitation” and “including but not limited to” (or “includes without limitation” and “includes but is not limited to”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term;

(d)                                 the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or exhibits, annexes and schedules shall refer to this Agreement and its exhibits, annexes and schedules as a whole and not to any particular provision hereof or thereof, as the case may be; and

(e)                                  any reference herein to a time of day means the time of day in New York, New York.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered on the date first above written.

PURCHASER:

SUMITOMO HEAVY INDUSTRIES, LTD.

By	: /s/ Yukio Kinoshita
Name: Yukio Kinoshita
Title: Representative Director, Senior Executive Vice
President and CFO

THE COMPANY:

SEN CORPORATION, AN SHI AND AXCELIS COMPANY

By	: /s/ Yoshitomo Hidaka
Name: Yoshitomo Hidaka
Title: Representative Director and President

SELLER:

AXCELIS TECHNOLOGIES, INC.

By	: /s/ Mary G. Puma
Name: Mary G. Puma
Title: Chairman, Chief Executive Officer & President

Exhibit A

Terms of the New Loan Documents

New Loan Documents will contain the following term and provisions (except as modified to incorporate the terms of the New Loan Documents):

1.                      Consents. Each of the lender and the secured party (i) consent to the License Agreement and the terms and conditions thereof, entered into by Axcelis and SEN, and (ii) agree that, for the purposes of the New Loan Documents, the License Agreement shall be included as a lien permitted under the New Loan Documents.

2.                      Agreements Concerning the License Agreement.  Each of the lender and the secured party agree that, notwithstanding anything to the contrary contained in the New Loan Documents, the security interest in the Axcelis IP granted to the lender or secured party pursuant to the New Loan Documents (the “IP Security Interest”) is and shall at all times be subject to the rights, title and interest granted to SEN under the License Agreement, and no exercise of remedies by the lender or the secured party under the New Loan Documents, and no enforcement of their rights with respect to the collateral (including, without limitation, any foreclosure, strict foreclosure or deed in lieu of foreclosure) shall terminate, modify, alter or extinguish the License granted to SEN under the terms of the License Agreement, which License shall continue in full force and effect under the terms of the License Agreement.

3.                      The provisions set forth above shall be for the benefit of and may be relied on by SEN and its successors and assigns.

List of Schedules Omitted from the Share Purchase Agreement by and among Sumitomo Heavy Industries, Ltd. (“SHI”), Axcelis Technologies, Inc. (“Axcelis”) and SEN Corporation, an SHI and Axcelis Company (“SEN”), as filed with the Securities Exchange Commission (the “Commission”) on Form 8-K dated February 26, 2009

1.               Schedule 12.(a):  Listing the amount due to US Bank National Association, as trustee, at closing, as a portion of the total Purchase Price noted in Section 1.2(c). The schedule contains an estimated amount, but the final amount will vary depending on legal and trustee fees due the bank and timing of the closing.

2.               Schedule 12(b):  This schedule states the portion of the total Purchase Price to be paid by SEN, and is currently “zero.”

3.               Disclosure Schedule:  Listing the Silicon Valley Bank consent deliverable under Section 2.1(g), the corporate organizational documents of SEN and the Organization Agreement dated December 3, 1982 between the Seller and the Purchaser, a copy of which has been filed with the Commission as Exhibit 10.6 to Axcelis’ Registration Statement on Form S-1 (Registration No. 333-36330)..

4.               Schedule 6.1(f):  This schedule states any requisite governmental consents on behalf of Axcelis and is currently “None.”

5.               Schedule 6.2(f):  This schedule states any requisite governmental consents on behalf of SHI and is currently “None.”

Axcelis will furnish supplementally a copy of any omitted schedule to the Commission upon request.